                                                                       Exhibit 5



                               December 8, 1995



Mobile Telecommunication Technologies Corp.
200 South Lamar Street
Security Centre, South Building
Jackson, Mississippi  39201

    Re:   Registration Statement on Form S-8 of Mobile
          Telecommunication Technologies Corp. Relating to
          3,500,000 Shares of Common Stock, Par Value $0.01
          Per Share with Associated Rights, Available for
          Issuance Pursuant to Its 1990 Executive Incentive
          Plan, as Amended

Ladies and Gentlemen:

    We have acted as counsel for Mobile Telecommunication Technologies Corp., a Delaware corporation (the "Company"), in connection with the registration of 3,500,000 shares of common stock of the Company, par value $0.01 per share (the "Shares"), with associated rights to purchase stock of the Company (the "Rights"), available for issuance pursuant to the Mobile Telecommunication Technologies Corp. 1990 Executive Incentive Plan, as amended as of March 6, 1995 (the "Plan").

    We have examined such documents, records and matters of law as we have deemed necessary for the purposes of this opinion. In rendering the opinion herein with respect to the Rights, we have assumed that, in connection with the Company's creation and issuance of the Rights, the Directors of the Company would be entitled to the benefits of the business judgment rule. The opinion with respect to the Rights is limited to the authorization of the issuance, and the issuance, of the Rights in accordance with the Rights Agreement dated as of July 26, 1989 between the Company and NCNB Texas National Bank.

    Based upon and subject to the foregoing, we are of the opinion that the Shares with associated Rights are duly authorized and, when issued and sold in accordance with the Plan (and the forms of stock option agreements that are authorized thereunder) against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares with associated Rights under the Securities Act of 1933, as amended.

                                                 Very truly yours,

                                                 /s/ Jones, Day, Reavis & Pogue

                                                 Jones, Day, Reavis & Pogue



                                     - 2 -